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                                  EXHIBIT (99)

                       Additional Exhibit -- News Release





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             [RICHMAN GORDMAN 1/2 PRICE STORES, INC. LETTERHEAD]




                                                  For more information, contact:
                                                         Jeff Gordman, President
                                                                    402/691-4200

                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE
                                  MAY 16, 1996

                    1/2 PRICE STORES ANNOUNCE NEW PRESIDENT

       Omaha, NE-Paul M. Bass, Jr., Chairman of the Board of Directors of Richman Gordman 1/2 Price Stores, Inc. announced the resignation of President and CEO Dennis E. Reaves, effective as of May 15, 1996.

       Also announced by the Board of Directors was the election of Jeffrey J. Gordman as acting President of Richman Gordman 1/2 Price Stores, Inc. An Executive Management Committee, to be headed by Gordman, was additionally named. Other members of this committee are James H. Cooke, Executive Vice President and COO and Roger R. Faust, Senior Vice President and CFO.

       Bass said of the changes, "An experienced and strong management team is in place which is well-suited to carry out the company's plan to solidify financial results while broadening its customer base."

       Gordman assumes charge of the Omaha-based chain of 32 off-price retail stores that operate in eight states throughout the Midwest. The 1/2 Price stores offer top quality, national brand merchandise at one-half of department store regular retail prices everyday. The merchandise mix includes apparel, shoes and accessories for the entire family, as well as housewares, home furnishings, small electronics, sporting goods, luggage and toys.

       Previously Vice President of Planning and Allocation, Gordman has held a variety of positions in the stores and at corporate headquarters. He holds a Master of Science in Management degree from MIT's Sloan School of Management, in addition to an undergraduate degree from the Wharton School at University of Pennsylvania.

       Gordman expressed, "The 1/2 Price Stores have a very unique, differentiated position among retailers. There truly is no other retailer like us. We have a very valid mission, which is to provide our customers with top quality national brands at exceptional values every day."




12100 W. Center Rd. - Omaha, NE 68144-3998 - Ph. 402/691-4000 - Fax 402/691-4269